Mail Stop: 3628
                                                          May 2, 2018


Via E-mail
Timothy D. Hart
Senior Vice President
First National Bank of Omaha
1620 Dodge Street
Stop Code 3271
Omaha, Nebraska 68197

       Re:       First National Master Note Trust
                 Amendment No. 1 to Form 10-K for Fiscal Year Ended December 31, 2017
                 Filed May 1, 2018
                 File No. 333-140273-01

Dear Mr. Hart:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          /s/ Katherine Hsu

                                                          Katherine Hsu
                                                          Office Chief
                                                          Office of Structured
Finance

cc:    Lori Neimeyer, First National Bank of Omaha
       Mark Ellis, Kutak Rock